Exhibit 107

Calculation of Filling Fee Tables

Schedule TO

(Form Type)

Amprius Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Transaction Valuation(1)	Fee Rate	Amount of filing fee(1)(2)

Fees to Be Paid	$94,533,248.52	0.00014760	$13,953.11

Fees Previously Paid	$0.00		$0.00

Total Transaction Value	$94,533,248.52

Total Fees Due For Filing			$13,953.11

Total Fees Previously Paid			$0.00

Total Fees Offset			$0.00

Net Fees Due			$13,953.11

(1)

Estimated for the purposes of calculating the amount of the filing fee only for an offer to exercise warrants (the “Offering Warrants”) to purchase an aggregate of up to 45,668,236 shares of the common stock, par value $0.0001 per share (“Common Stock”) of Amprius Technologies, Inc. (the “Company”), each with an exercise price of $11.50 per Offering Warrant. The transaction value is calculated pursuant to Rule 0-11 using $2.07 per share of Common Stock, which represents the average of the high and low sale price of Common Stock on May 8, 2024, as reported by the New York Stock Exchange.

(2)	Calculated by multiplying the Transaction Valuation by the Fee Rate.